Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-182070) and Form S-8 (Nos. 333-153362, 333-157291, 333-164742, 333-171947 and 333-179070) of GigOptix, Inc. of our report dated March 25, 2013 relating to the consolidated financial statements as of and for the year ended December 31, 2012, which appears in this Form 10-K.

/s/ Burr Pilger Mayer, Inc.

San Jose, California
March 25, 2013